                             ARTICLES OF RESTATEMENT
                                       OF
                              WINSTON HOTELS, INC.



         Pursuant to Section 55-10-07 of the North Carolina General Statutes, the undersigned corporation hereby submits these Articles of Restatement for the purposes of amending a provision of, and integrating into one document, its Articles of Incorporation:

         1. The name of the corporation is Winston Hotels, Inc.

         2. Attached hereto as Exhibit A are the Restated Articles of Incorporation of the Corporation which contain an amendment to the Articles of Incorporation requiring shareholder approval.

         3. The amendment to the Articles of Incorporation contained within the attached Restated Articles of Incorporation was approved and adopted by the shareholders of Winston Hotels, Inc. on May 18, 1999, in the manner prescribed by Chapter 55 of the North Carolina General Statutes and other applicable law.

         4. The Restated Articles of Incorporation will become effective upon filing.


IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of July, 1999.


                                                 WINSTON HOTELS, INC.



                                                 By: /s/ Robert W. Winston, III
                                                     --------------------------
                                                     Robert W. Winston, III
                                                     Chief Executive Officer

                                    EXHIBIT A



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              WINSTON HOTELS, INC.



         1. Name. The name of the corporation (which is hereinafter called the "Corporation") is Winston Hotels, Inc.

         2. For Profit. The Corporation is for profit.

         3. Principal and Registered Office. The address of the Corporation's registered office and its principal office is 2209 Century Drive, Suite 300, Raleigh, Wake County, North Carolina 27612.

         4. Registered Agent. The name of the Corporation's registered agent at that office is Robert W. Winston, III.

         5. Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue is fifty million (50,000,000) shares of a class denominated Common Stock, $.01 par value per share, and ten million (10,000,000) shares of a class denominated Preferred Stock, $.01 par value per share.

         The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors.

                  (a) Series A Preferred Stock

                           (i) TITLE. The series of Preferred Stock is hereby
designated as the "9.25% Series A Cumulative Preferred Stock" (the "Series A Preferred Stock").

                           (ii) NUMBER. The maximum number of authorized shares
of the Series A Preferred Stock shall be 3,000,000.

                           (iii) RELATIVE SENIORITY. In respect of rights to
receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank (i) senior to all classes or series of Common Stock of the Corporation, and to all equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; (ii) on a parity with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; and (iii) junior to all existing and future indebtedness of the Corporation. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion.

                           (iv) DIVIDENDS.

         (A) The holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, preferential cumulative cash dividends at the rate of 9.25% per annum of the Liquidation Preference (as defined herein) per share (equivalent to a fixed annual amount of $2.3125 per share).

         Dividends on the Series A Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or before the sixteenth day of January, April, July and October of each year, or, if not a Business Day (as defined below), the next succeeding Business Day (each, a "Dividend Payment Date"). The first dividend will be paid on or before January 16, 1998. Dividends payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as



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

they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last Business Day of March, June, September and December, respectively, or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date").

         "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         (B) The amount of any dividends accrued on any Series A Preferred Stock at any Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Dividend Payment Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series A Preferred Stock at any date other than a Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Dividend Payment Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $2.3125 per share for the period after such last preceding Dividend Payment Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

         (C) Except as provided in this subsection (a) of Article 5, the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

         (D) Any dividend payment made on the Series A Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.


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

         (E) No dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will not bear interest and holders of the Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above.

         (F) Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of the Corporation's Common Stock or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

         (G) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Corporation's qualification as a real estate investment trust ("REIT")). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                  (v) LIQUIDATION RIGHTS.

         (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25.00 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights. Holders of Series A Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference.

         (B) After the payment to the holders of the Series A Preferred Stock of the full preferential amounts provided for in this subsection (a) of Article 5, the holders of the Series A Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

         (C) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the Liquidation Preference, plus an amount equal to any accrued and unpaid dividends to the date of payment, of the Series A Preferred Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.

         (D) The consolidation, share exchange or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation for the purposes of this subsection (a) of Article 5.

                  (vi) REDEMPTION.

         (A) OPTIONAL REDEMPTION. On and after September 28, 2001, the Corporation may, at its option, redeem at any time from time to time, in whole or in part, the Series A Preferred Stock at a price per share (the " Redemption Price"), payable in cash, of $25.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"), without interest, to the full extent the Corporation has funds legally available therefor. The shares of Series A Preferred Stock have no stated maturity, except as provided for in subparagraph (ix) below, and will not be subject to any sinking fund or mandatory redemption provisions.

         (B) REDEMPTION UPON A CHANGE OF CONTROL.

                  (1) At any time prior to September 28, 2001, the Corporation may, at its option, upon the occurrence of a Change of Control Event (as defined below) redeem all of the outstanding Series A Preferred Stock at the applicable redemption price reflected below, plus accrued and unpaid dividends (if any) to the date of redemption. The redemption price shall be as follows:

                        DATE OF REDEMPTION
        ---------------------------------------------------                                                  PURCHASE
                 FROM                THROUGH                                                                  PRICE
                                                                                                           ------------
        September 11, 1997       December 31, 1997           ..........................................       $25.80
        January 1, 1998          March 31, 1998              ..........................................        25.75
        April 1, 1998            June 30, 1998               ..........................................        25.70
        July 1, 1998             September 30, 1998          ..........................................        25.65
        October 1, 1998          December 31, 1998           ..........................................        25.60
        January 1, 1999          March 31, 1999              ..........................................        25.55
        April 1, 1999            June 30, 1999               ..........................................        25.50
        July 1, 1999             September 30, 1999          ..........................................        25.45
        October 1, 1999          December 31, 1999           ..........................................        25.40
        January 1, 2000          March 31, 2000              ..........................................        25.35
        April 1, 2000            June 30, 2000               ..........................................        25.30
        July 1, 2000             September 30, 2000          ..........................................        25.25
        October 1, 2000          December 31, 2000           ..........................................        25.20
        January 1, 2001          March 31, 2001              ..........................................        25.15
        April 1, 2001            June 30, 2001               ..........................................        25.10
        July 1, 2001             September 27, 2001          ..........................................        25.05

                  Such redemption may be consummated at any time prior to, contemporaneously with or after the Change of Control (as defined below), provided that notice of any such redemption pursuant to this paragraph is given no later than 90 days following the date upon which the Change of Control Event occurred, the redemption date must be within 60 days of the date of notice and a sum sufficient to redeem the shares must be deposited in trust to effect the redemption.

                  (2) Definitions.

                           (a) A "Change of Control Event" shall mean the
                  execution by the Corporation or any of its subsidiaries or affiliates of any agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control.

                           (b) A "Change of Control" shall be deemed to have
                  occurred at such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 35% of the total voting power of the total Voting Stock of the Corporation on a fully diluted basis; (ii) the date the Corporation sells, transfers or otherwise disposes of all or substantially all of the assets of the Corporation; and (iii) the date of the consummation of a merger or share exchange of the Corporation with another corporation where the shareholders of the Corporation immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Board of Directors of the Corporation immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange.

                           (c) "Voting Stock" shall mean capital stock of any
                  class or kind having the power to vote generally for the election of directors of the Corporation.

         (C) PROCEDURES OF REDEMPTION.

                  (1) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of shares of Series A Preferred Stock to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock to be redeemed from such holder.

                  (2) If notice has been mailed in accordance with subparagraph
         (vi)(C)(1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series A Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series A Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Stock and all rights of the holders thereof as shareholders of the Corporation shall cease, except the right to receive the Redemption Price. Upon surrender, in accordance with such notice, of the certificates for any Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

                  (3) Any funds deposited with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

                           (a) the Corporation shall be entitled to receive from
                  such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                           (b) any balance of monies so deposited by the
                  Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                  (4) Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the redemption by the Corporation of shares of Series A Preferred Stock in order to ensure that the Corporation continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

                  (5) Immediately prior to any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

                  (6) If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

                  (vii) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series A Preferred Stock shall not be entitled to vote at any meeting of the shareholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

         (A) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarters, whether consecutive or not (a "Preferred Dividend Default"), the holders of such shares of Series A Preferred Stock (voting separately as a voting group with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a voting group for the election of a total of two additional directors to serve on the Board of Directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock and the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series A

Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and such Parity Preferred when they have the voting rights described above (voting separately as a voting group with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and such Parity Preferred when they have the voting rights described above (voting separately as a voting group with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

         (B) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a voting group), amend, alter or repeal the provisions of the Amended and Restated Articles of Incorporation or this subsection (a) of Article 5 thereof, whether by merger, share exchange or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation might not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock, and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

         (C) On each matter submitted to a vote of the holders of Series A Preferred Stock in accordance with this paragraph (vii), or as otherwise required by law, each share of Series A Preferred Stock shall be entitled to one vote. With respect to each share of Series A Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

                  (viii) CONVERSION. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

                  (ix) RESTRICTIONS ON OWNERSHIP AND TRANSFER.

         (A) Definitions. The following terms shall have the following meanings:

                  "Affiliate" shall mean, with respect to any person, (i) any person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other person, (ii) any person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person, (iii) any person directly or indirectly controlling, controlled by, or under common control with such other person, (iv) any executive officer, director, trustee or general partner of such other person, and (v) any legal entity for which such person acts as an executive officer, director, trustee or general partner. The term "person" means and includes any natural person, corporation, partnership, association, limited liability company or any other legal entity. An indirect relationship shall include circumstances in which a person's spouse, children, parents, siblings or mothers-, fathers-, sisters- or brothers-in-law is or has been associated with a person.

                  "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have correlative meanings.

                  "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 5(a)(ix)(I)(1) hereof.

                  "Board of Directors" shall mean the Board of Directors of the Corporation.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Common Stock" shall mean the shares of common stock, par value $0.01 per share, of the Corporation.

                  "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms

"Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have correlative meanings.

                  "Equity Stock" shall mean the Common Stock and the Series A Preferred Stock of the Corporation. The term "Equity Stock" shall include all shares of Common Stock and Series A Preferred Stock of the Corporation that are held as Shares-in-Trust in accordance with the provisions of Section 5(a)(ix)(I) hereof.

                  "Offering" means the offering and sale of shares of Series A Preferred Stock pursuant to the Corporation's first effective registration statement for such shares of Series A Preferred Stock filed under the Securities Act of 1933, as amended.

                  "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange ("NYSE"), or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading, or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors.

                  "Non-Transfer Event" shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the

Ownership Limitation, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

                  "Ownership Limitation" shall mean the restriction on ownership by any stockholder of (a) more than 9.9% of the number of outstanding shares of Series A Preferred Stock and (b) if the stockholder owns both Series A Preferred Stock and Common Stock, more than 9.9% of the number of outstanding shares of Common Stock.

                  "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 5(a)(ix)(I)(5) hereof.

                  "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 12(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of
Section 5(a)(ix)(C) hereof, would own record title to shares of Equity Stock.

                  "Restriction Termination Date" shall mean the first day after the date of the Offering on which (i) the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT and (ii) there is an affirmative vote of two-thirds of the number of shares of Common Stock entitled to vote on such matter at a regular or special meeting of the shareholders of the Corporation.

                  "Shares-in-Trust" shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section 5(a)(ix)(C) hereof.

                  "Trading Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

                  "Trust" shall mean any separate trust created pursuant to
Section 5(a)(ix)(C) hereof and administered in accordance with the terms of
Section 5(a)(ix)(I) hereof, for the exclusive benefit of any Beneficiary.

                  "Trustee" shall mean any Person or entity that is not an Affiliate of either the Corporation or any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

         (B) Restriction on Transfers.

                  (1) Except as provided in Section 5(a)(ix)(G) hereof, from the date of the Offering and prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limitation and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limitation shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limitation, and the intended transferee shall acquire no rights in such shares of Equity Stock.

                  (2) Except as provided in Section 5(a)(ix)(G) hereof, from the date of the Offering and prior to the Restriction Termination Date, any Transfer of shares of Series A Preferred Stock that, if effective, would result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons

(determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which otherwise would be Beneficially Owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

                  (3) From the date of the Offering and prior to the Restriction Termination Date, any Transfer of shares of Series A Preferred Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

                  (4) From the date of the Offering and prior to the Restriction Termination Date, any Transfer of shares of Series A Preferred Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or a subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or a subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

         (C) Transfer to Trust.

                  (1) If, notwithstanding the other provisions contained in this
Section 5(a)(ix), at any time after the Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limitation, then, (i) except as otherwise provided in Section 5(a)(ix)(G) hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or

Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limitation,
(ii) such number of shares of Equity Stock in excess of the Ownership Limitation (rounded up to the nearest whole share) shall be designated Shares-in-Trust and transferred automatically and by operation of law to a Trust to be held in accordance with that Section 5(a)(ix)(I), and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be. There shall be a separate Trust with respect to each designation and transfer of Shares-in-Trust.

                  (2) If, notwithstanding the other provisions contained in this
Section 5(a)(ix), at any time after the Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or a subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Series A Preferred Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Series A Preferred Stock, the ownership of which by such purported transferee or record holder would (A) result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons, (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the

Corporation's or a subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Series A Preferred Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and transferred automatically and by operation of law to a Trust to be held in accordance with that Section 5(a)(ix)(I), and (z) the Prohibited Owner shall submit such number of shares of Series A Preferred Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be. There shall be a separate Trust with respect to each designation and transfer of Shares-in-Trust.

         (D) Remedies For Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of
Section 5(a)(ix)(B) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 5(a)(ix)(B) hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

         (E) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 5(a)(ix)(B) hereof, or any Person who owned shares of Equity Stock that were transferred to a Trust pursuant to the provisions of Section 5(a)(ix)(C) hereof, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

         (F) Owners Required To Provide Information. From the date of the Offering and prior to the Restriction Termination Date:

                  (1) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of all classes of capital stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limitation.

                  (2) Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limitation.

         (G) Exception. The Ownership Limitation shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in
Section 5(a)(ix)(B) hereof will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section 5(a)(ix)(B) hereof will not be violated, may exempt a Person from the Ownership Limitation provided that (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of shares of Equity Stock will violate the Ownership Limitation and (ii) such Person agrees in writing that any violation or attempted violation of such representations or undertakings will result in such transfer to a Trust of shares of Equity Stock pursuant to Section 5(a)(ix)(C) hereof.

         (H) Removal of Ownership Limitation. The Ownership Limitation will not be removed until (i) the Board of Directors determines that it is no longer in the best interest of the Corporation to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of two-thirds of the number of shares of Common Stock entitled to vote on such matter at a regular or special meeting of the stockholders of the Corporation.

         (I) Shares-in-Trust.

                  (1) Trust. Any shares of Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to Section 5(a)(ix)(C) hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after discovery of the existence thereof. No Beneficiary shall be a Beneficiary of more than one Trust at any time. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section 5(a)(ix)(C) hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section 5(a)(ix)(I)(5) hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

                  (2) Dividend Rights. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 5(a)(ix)(C) hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

                  (3) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 5(a)(ix)(I)(3) in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

                  (4) Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the

Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section 5(a)(ix)(C) hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

                  (5) Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section 5(a)(ix)(C) hereof. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 5(a)(ix)(I)(5), the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (iii) cause the Shares-in-Trust to be canceled, and
(iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to
Section 5(a)(ix)(I)(6) hereof.

                  (6) Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 5(a)(ix)(I)(5) hereof or following the acceptance of the offer to purchase such shares in accordance with Section 5(a)(ix)(I)(7) hereof) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 5(a)(ix)(I) hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 5(a)(ix)(I)(6) shall be distributed to the Beneficiary in accordance with the provisions of Section 5(a)(ix)(I) hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this
Section 5(a)(ix)(I), by such Trustee or the Corporation.

                  (7) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to
Section 5(a)(ix)(I)(E) hereof.

         (J) Remedies Not Limited. Nothing contained in this Section 5(a)(ix) shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limitation.

         (K) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5(a)(ix), including any definition contained in
Section 5(a)(ix)(A) hereof, the Board of Directors shall have the power to determine the application of the provisions of this Section 5(a)(ix) with respect to any situation based on the facts known to it.

         (L) Legend. Each certificate for shares of Equity Stock shall bear the following legend:

                    "The shares of Series A Preferred Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (i) Beneficially Own or Constructively Own (a) more than 9.9% of the number of outstanding shares of Series A Preferred Stock and (b) if the stockholder owns both Series A Preferred Stock and Common Stock, more than 9.9% of the number of outstanding shares of Common Stock,
                    (ii) Beneficially Own shares of Equity Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code, or
                    (v) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or a subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's Amended and Restated Articles of Incorporation, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests."

         (M) Severability. If any provision of this Section 5(a)(ix) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         6. Directors. (a) The Corporation shall have a Board of Directors consisting of not less than three (3) nor more than nine (9) members. The number of directors may be fixed from time to time within this range by the shareholders or by the affirmative vote of at least 80% of the members of the Board of Directors. However, the number of directors shall never be less than the minimum number required by the North Carolina Business Corporation Act. A director need not be a shareholder.

         (b) Independent Directors. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director's term of office), a majority of the Board of Directors shall be comprised of persons who are not officers or employees of the Corporation or "Affiliates" of (i) any advisor to the Corporation under an advisory agreement, (ii) any lessee of any property of the Corporation, (iii) any subsidiary of the Corporation or (iv) any partnership which is an Affiliate of the Corporation.

         (c) Definition of Affiliate. For purposes of the foregoing subsection, "Affiliate" of a person shall mean (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and



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

governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

         (d) Amendment of this Section. Notwithstanding any other provisions of this Charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, this Charter or the Bylaws of the Corporation), the provisions of this Article 6 shall not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of the Board of Directors or the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting separately as a class.

         7. Limitation on Indebtedness. The Corporation may not incur or allow to exist as of the end of any month Indebtedness (as defined below) in an amount in excess of sixty percent (60%) of the Corporation's investment in hotel properties, at cost, after giving effect to the Corporation's use of proceeds from any indebtedness. For purposes of the foregoing restrictions, "cost" shall mean that the cost of properties be accounted for using the purchase method of accounting, including situations where properties are acquired from affiliates or others and are accounted for at the historical cost basis of the affiliates or others under generally accepted accounting principles. For purposes of the foregoing restrictions, "Indebtedness" of the Corporation shall mean all direct and indirect obligations of the Corporation, its subsidiaries or any partnership in which the Corporation serves as general partner, for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, including obligations under capital leases. For purposes of this Article 7, the Corporation's investment in hotel properties shall include all investments made directly or indirectly



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

through the Corporation or through its subsidiaries or any partnership in which the Corporation serves as general partner.

         8. Dividends. All shares of Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to holders of shares of Common Stock upon liquidation or dissolution.

         9. Voting. Each holder of Common Stock shall be entitled to one vote per share on all matters to be voted on by the shareholders of the Corporation.

         10. Preemptive Rights. No holder of shares of capital stock of the Corporation shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

         11. Limitation on Liability to Shareholders. To the maximum extent that North Carolina law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision of this Charter or Bylaws inconsistent with this provision, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         12. Indemnification. Any word or words defined in Part 5 of Article 8 of Chapter 55 of the General Statutes of North Carolina, as amended from time to time, or any successor provision thereof (the "Indemnification Section") used in this Article 12, shall have the same meaning as provided in the Indemnification Section.

         The Corporation shall indemnify and advance expenses to a director, officer, employee or agent of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

         13. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify such person against the same liability under the Indemnification Section.

         14. REIT Status. The Corporation shall seek to elect and maintain status as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). It shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Directors shall take no action to disqualify the Corporation as a REIT or to otherwise revoke the Corporation's election to be taxed as a REIT without the affirmative vote of two-thirds (2/3) of the number of shares of Common Stock entitled to vote on such matter at a special meeting of the Shareholders.

         15. Restrictions on Transfer.

         (a) Affidavits of Transferees. Whenever it is deemed by the Board of Directors to be prudent in protecting the tax status of the Corporation as a REIT under the Code and regulations issued under the Code, the Board of Directors may require to be filed with the Corporation a statement or affidavit from each proposed transferee of shares of capital stock of the Corporation setting forth the number of such shares already owned by the transferee and any related person(s) specified in the form prescribed by the Board of Directors for that purpose. Any contract for the sale or other transfer of shares of capital stock of the Corporation shall be subject to this provision.

         (b) Affidavits of Shareholders. Prior to any transfer or transaction which would cause a shareholder to own, directly or indirectly, shares in excess of the "Limit" as defined in paragraph (d) of this Article 15, and in any event upon demand of the Board of Directors, such shareholder shall file with the Corporation an affidavit setting forth the number of shares of capital stock of the Corporation (a) owned directly and (b) owned indirectly by the person filing the affidavit. For purposes of this paragraph (b), shares of capital stock not owned directly shall be deemed to be owned indirectly by a person if that person would be the beneficial owner of such shares for purposes of Rule 13d-3, or any successor rule thereto, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and/or would be considered to own such shares by reason of the attribution rules in Section 544 (as modified by Section 856(h)) of the Code or the regulations issued thereunder.

         The affidavit to be filed with the Corporation shall set forth all information required to be reported in returns filed by shareholders under Treasury Regulation ss. 1.857-9 issued under the Code or similar provisions of any successor regulation, and in reports to be filed under Section 13(d), or any successor rule thereto, of the Exchange Act. The affidavit, or an amendment thereto, shall be filed with the Corporation within ten (10) days after demand therefor and at least fifteen (15) days prior to any transfer or transaction which, if consummated, would cause the filing person to hold a number of shares of capital stock of the Corporation in excess of the "Limit" as defined in paragraph (d) of this Article 15.

         (c) Void Transfers. Notwithstanding any other provision hereof to the contrary except Section 15(e), any acquisition of shares of capital stock that
(i) would cause any person's ownership to exceed the Limit (as defined in Section 15(d)), (ii) would result in the disqualification of the Corporation as a REIT under the Code, or (iii) would cause the Corporation to be treated as owning, directly or indirectly, 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Sections 856(d)(2)(B) and 856(d)(5) of the Code, shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of those shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of those shares shall be deemed to be Excess Shares (as defined in Section 15(d)) and subject to Section 15(f) below.

         (d) Excess Shares. Except as provided in Section 15(e), no person shall at any time directly or indirectly own in the aggregate more than 9.9% of the outstanding shares of capital stock of the Corporation (the "Limit"). Shares which but for this Article 15 would be owned by a person and would, at any time, be in excess of the Limit shall be deemed "Excess Shares" and shall become subject to Section 15(f). For the purpose of determining whether shares are Excess Shares, "ownership" of shares shall be deemed to include shares constructively owned by a person under the provisions of Section 544 (as modified by Section 856(h)) of the Code. All shares of capital stock of the Corporation which any person has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into those shares, if any, shall be considered outstanding for purposes of determining the applicable Limit if such inclusion will cause such person to own more than the Limit.

         (e) Exemptions. The ownership limits set forth in paragraphs (c) and
(d) of this Article 15 shall not apply to the acquisition of shares of capital stock of the Corporation by an underwriter in a public offering of those shares or in any transaction involving the issuance of shares of capital stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring those shares will timely distribute those shares to or among others so that, following such distribution, the ownership of those shares will not be in violation of Sections 15(c) or (d). The Board of Directors in its discretion may exempt from the Limit and from the filing requirements of paragraph (b) of this Article 15 ownership or transfers of certain designated shares of capital stock of the Corporation while owned by or transferred to a person who has provided the Board of Directors with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a REIT under the Code and the regulations issued under the Code would not be jeopardized thereby.

         (f) Treatment of Excess Shares.

                  (i) If the Board of Directors of the Corporation shall at any time determine that a transaction has taken place within the scope of Section 15(c) or that any person intends to acquire Excess Shares, the Board of Directors shall take such action as it or they deem advisable to refuse to give effect to or to prevent such transaction, including but not limited to refusing to give effect to such transfer on the books of the Corporation.

                  (ii) If, notwithstanding Sections 15(c) and (f)(i), a purported transferee (a "Record Transferee") acquires Excess Shares, the Record Transferee shall be deemed to have received such Excess Shares as agent on behalf of, and to hold such Excess Shares in trust for the exclusive benefit of, the person(s) to whom the Excess Shares may be later transferred pursuant to
Section 15(f)(iii). The Record Transferee shall have no right to receive dividends or other distributions on the Excess Shares and shall have no right to vote the Excess Shares. The Record Transferee shall have no claim, cause of action, or any other recourse whatsoever against the transferor of the Excess Shares. The Record Transferee's sole right with respect to the trust shall be to receive, at the Corporation's sole and absolute discretion, either (i) an amount upon the resale of the Excess Shares as directed by the Corporation pursuant to
Section 15(f)(iii) or (ii) an amount upon the redemption of the Excess Shares by the Corporation pursuant to Section 15(f)(iii).

                  (iii) The Board of Directors will, within six months after receiving a notice of a transfer that causes a Record Transferee to own Excess Shares, either, in its sole and absolute discretion, (a) direct the Record Transferee to sell all of the Excess Shares held in trust pursuant to Section 15(f)(ii) for cash in such manner as the Board of Directors directs or (b) redeem such Excess Shares for the price and on the terms set forth in Section 15(f)(iii)(b) on such date within such six month period as the Board of Directors may determine.

                  (a) If the Board of Directors directs the Record Transferee to sell the Excess Shares in held in trust, the Record Transferee shall pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the Record Transferee for the Excess Shares, and the Record Transferee shall be entitled to retain only any proceeds in excess of such amount required to be paid to the Corporation.

                  (b) If the Board of Directors determines to redeem the Excess Shares, written notice of redemption (the "Notice") shall be provided to the Record Transferee of the Excess Shares not less than one week prior to the redemption date (the "Redemption Date") determined by the Board of Directors and included in the Notice. The redemption price per share to be paid for Excess Shares will be equal to the lesser of (i) the principal price paid by the Record Transferee from whom Excess Shares are being redeemed, (ii)(a) the closing price per share of the shares on the principal national securities exchange on which the shares are listed or admitted to trading on the date of Notice, or (b) if the shares are not so listed or admitted to trading, the closing bid price on the date of Notice as reported on the National Association of Securities Dealers, Inc. System, if quoted thereon (the price per share determined under clause (a) or (b) being herein defined as the "Market Price"), or (c) if a Market Price is not determinable in accordance with either clause (a) or (b) of this sentence, the net asset value per share on the date of Notice determined in good faith by the Board of Directors, (iii) the Market Price on the date on which the person would but for this Article 15 have been deemed to acquire ownership of the Excess Shares, or (iv) the maximum price allowed under Part 5 of Chapter 35 of Title 48 of the North Carolina Code Annotated. The amount payable to the Record Transferee for Excess Shares so redeemed may be paid, at the option of the Corporation, in the form of the number of "Units" equal to the number of shares redeemed divided by the "Conversion Factor," as those terms are defined in the Amended and Restated Agreement of Limited Partnership of WINN Limited Partnership. The redemption price for any shares of capital stock of the Corporation so redeemed shall be paid on the Redemption Date. From and after the Redemption Date, the holder of any redeemed shares of capital stock of the Corporation shall cease to be entitled to any distributions or other benefits with respect to redeemed shares, except the right to receive payment of the redemption price fixed as aforesaid.

         (g) Application of Article. Nothing contained in this Article 15 or in any other provision hereof shall limit the authority of the Board of Directors to take any and all other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of its shareholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a REIT under the Code.

         (h) Definition of "Person". For purposes of this Article only, the term "person" shall include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.

         (i) Severability. If any provision of this Article 15 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of that court.

         (j) Legend. Certificates representing shares of capital stock of the Corporation shall bear a legend referencing the restrictions set forth in this
Article 15.

         (k) Nothing in these Articles of Incorporation shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange.